                                                Filed Pursuant to Rule 424(b)(5)
                                                   Registration No. 333-00973
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 23, 1996)
                                  $75,000,000

                       PUBLIC SERVICE COMPANY OF OKLAHOMA

                          MEDIUM-TERM NOTES, SERIES A
                           (A SERIES OF SENIOR NOTES)
                    DUE 9 MONTHS OR MORE FROM DATE OF ISSUE
                                  -----------

    Public Service Company of Oklahoma (the "Company") may offer from time to time up to $75,000,000 aggregate principal amount of its Medium-Term Notes, Series A (the "Notes"), consisting of an issue of its Senior Notes secured by its First Mortgage Bonds until the Release Date (as defined in the accompanying Prospectus). The designation or designations, the principal amount or amounts, the offering price or prices, the interest accrual date or dates, the date or dates of maturity, the interest rate or rates, the interest payment dates, any sinking fund or other redemption or repayment provisions and any other material terms of the Notes will be established from time to time and will be set forth in supplements hereto ("Pricing Supplements"). The Notes will have maturities of nine months or more from their respective dates of issue as set forth in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Notes will be issued in denominations of $1,000 or any integral multiple thereof; and interest on each Note will accrue from its date of issue and will be payable semi-annually in arrears on each February 1 and August 1 and at maturity. If so specified in the applicable Pricing Supplement, a Note may be redeemed at the option of the Company or repaid at the option of its holder at a specified price or prices and on a specified date or dates.

    The Notes will be represented either by global notes registered in the name of a nominee of The Depository Trust Company, as depositary, or by certificated notes issued to the registered owners thereof, as set forth in the applicable Pricing Supplement. Interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company (with respect to its participant's interests) and by its participants or persons that hold through such participants (with respect to the interest of persons other than such participants). Except under the circumstances described herein, certificated notes will not be issued in exchange for global notes.

    Until the Release Date, the Notes will be secured by the Company's First Mortgage Bonds issued and delivered by the Company to the Senior Note Trustee. See "Description of Senior Notes -- Security; Release Date" in the accompanying Prospectus. ON THE RELEASE DATE, THE NOTES WILL CEASE TO BE SECURED, WILL BECOME UNSECURED GENERAL OBLIGATIONS OF THE COMPANY AND WILL RANK ON A PARITY WITH OTHER SENIOR UNSECURED INDEBTEDNESS OF THE COMPANY (UNLESS OTHERWISE SECURED AS DESCRIBED IN THE ACCOMPANYING PROSPECTUS UNDER THE CAPTION "DESCRIPTION OF SENIOR NOTES -- LIMITATION OF LIENS").

    For further information relating to the Notes, see "Description of the Notes" herein, "Description of Senior Notes" and "Description of Senior Note Mortgage Bonds" in the accompanying Prospectus, and the applicable Pricing Supplement.
                                ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION PASSED UPON  THE
  ACCURACY  OR  ADEQUACY OF  THIS  PROSPECTUS SUPPLEMENT  OR  ANY SUPPLEMENT
    HERETO. ANY                REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                                          PRICE TO             AGENTS' DISCOUNTS            PROCEEDS TO
                                         PUBLIC(1)             AND COMMISSIONS(2)        THE COMPANY(2)(3)
Per Note                                    100%                 .225% -- .850%          99.775% -- 99.150%
                                        $75,000,000           $168,750 -- $637,500         $74,831,250 --
Total                                                                                       $74,362,500

  (1)Unless otherwise specified in the applicable Pricing Supplement, the Notes will be issued at 100% of their principal amount.

  (2)The commissions payable to Smith Barney Inc. and Morgan Stanley & Co. Incorporated (each, an "Agent" and together, the "Agents"), for each Note sold through an Agent, as agent, shall range from .225% to .850% of the principal amount of such Note, depending upon maturity. The Company may also sell Notes to an Agent, as principal, for resale to investors or other purchasers. Unless otherwise specified in the applicable Pricing Supplement, a Note sold to an Agent as principal will be purchased by the Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of like maturity. The Company has agreed to indemnify the Agents against certain liabilities under the Securities Act of 1933, as amended (the "Act").

  (3)Assuming that the Notes will be issued at 100% of their principal amount and before deducting expenses payable by the Company estimated at $300,000 including reimbursement of certain expenses of the Agents.
                                ----------------

    Offers to purchase the Notes may be solicited from time to time by the Agents on behalf of the Company. The Agents have agreed to use reasonable best efforts to solicit purchases of the Notes. The Company may sell Notes to any Agent acting as principal for its own account for resale to investors and other purchasers at varying prices related to prevailing market prices at the times of resale or otherwise, to be determined by the Agent. The Company also may sell the Notes directly to investors on its own behalf. The Company or the Agents may reject any offer, whether or not solicited, in whole or in part. The Notes will not be listed on any securities exchange. There can be no assurance that all of the Notes offered hereby will be sold or that there will be a secondary market for the Notes. See "Supplemental Plan of Distribution of the Notes."
                                ----------------

     SMITH BARNEY INC.            MORGAN STANLEY & CO.
                                      INCORPORATED

February 26, 1996

    IN CONNECTION WITH THE DISTRIBUTION OF NOTES UNDERWRITTEN BY AN AGENT ACTING AS PRINCIPAL, SUCH AGENT MAY OVERALLOT OR EFFECT TRANSACTIONS WITH A VIEW TO STABILIZING OR MAINTAINING THE MARKET PRICE OF THE NOTES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN ANY OVER-THE-COUNTER MARKET OR OTHERWISE AND, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              RECENT DEVELOPMENTS

    SUMMARY UNAUDITED RESULTS OF 1995 OPERATIONS. Net income for common stock for 1995 was $81 million, a 20% increase from 1994 net income for common stock of $67 million. The increase was due primarily to decreased operating and maintenance expenses and the sale of a non-utility fiber optic telecommunication property during 1995.

    Net income for common stock for the three month period ended December 31, 1995 was $3.0 million, compared to $7.8 million for the same period in 1994. The decrease was due primarily to lower unbilled revenues, higher depreciation and amortization due to increased depreciable plant and higher interest expense due to increased borrowings, offset in part by lower maintenance costs.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company's Current Report on Form 8-K dated February 23, 1996 heretofore filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, is incorporated by reference in this Prospectus Supplement.

                            DESCRIPTION OF THE NOTES

    The statements under this caption are intended to summarize the Notes and the Senior Note Indenture. They do not purport to be complete and are qualified in their entirety by reference to the descriptions thereof set forth under the captions "Description of Senior Notes" and "Description of Senior Note Mortgage Bonds", in the accompanying Prospectus and to the Sections of the Senior Note Indenture cited therein. Capitalized terms used herein and not defined have the meanings specified in the accompanying Prospectus.

GENERAL

    The Notes are to be issued as a series of the Company's Senior Notes under the Senior Note Indenture as supplemented by a Supplemental Indenture dated as of February 1, 1996, between the Company and Liberty Bank and Trust Company of Tulsa, National Association, as trustee (the "Supplemental Indenture"). At the date of this Prospectus Supplement, no Senior Notes have been issued under the Senior Note Indenture.

    Unless otherwise indicated in the applicable Pricing Supplement and except under the circumstances described under the caption "Description of Senior Notes -- Book-Entry Only System" in the accompanying Prospectus, the Notes will be issued as one or more global notes, each of which will be deposited with the Depositary. Beneficial interests in the global notes will be shown on and transfers thereof will be effected through records maintained by the Depositary and its Participants. Beneficial interests in the global notes will be exchanged for Notes in certificated form only under the limited circumstances described under "Description of Senior Notes -- Book-Entry Only System."

    The Notes will be offered on a continuous basis, will mature nine months or more from their date of issue, and may be subject to redemption prior to maturity or repayment at the option of the holder at the price or prices and the time or times specified in the applicable Pricing Supplement. Unless otherwise indicated in the applicable Pricing Supplement, the Notes will be issued in denominations of $1,000 or any integral multiple thereof.

    The Pricing Supplement relating to each issue of the Notes will describe the following terms: (1) the designation and aggregate principal amount of such Notes, (2) the offering price (expressed as a percentage of the aggregate principal amount thereof) of such Notes, (3) the interest accrual date of such Notes, (4) the date on which such Notes will mature, (5) the rate or rates, or method of calculation of such rates, at which such Notes will bear interest, (6) the dates on which such interest will be payable, (7) any sinking fund or other redemption or repayment provisions of such Notes, (8) the use of proceeds if to discharge indebtedness and (9) any other material terms of such Notes.

SECURITY

    Upon the issuance of the Notes, the Company will simultaneously issue and deliver to the Senior Note Trustee, as security for all Senior Notes, First Mortgage Bonds, Series X (the "Series X First Mortgage Bonds"). The Series X First Mortgage Bonds will have the same interest rates, interest payment dates and stated maturity dates, and will be in the same aggregate principal amounts, as the Notes. The Series X First Mortgage Bonds delivered to the Senior Note Trustee will be authenticated under the First Mortgage Indenture against $75,000,000 aggregate principal amount of previously retired First Mortgage Bonds.

    As provided in the Supplemental Indenture dated February 1, 1996, to the Company's First Mortgage Indenture setting forth the terms of the Series X First Mortgage Bonds, the Company's obligation to make payments with respect to the principal of and/or interest on the Series X First Mortgage Bonds shall be fully or partially, as the case may be, satisfied and discharged to the extent that, at the time that any such payment shall be due, the then due principal of and/or interest on the Notes shall have been fully or partially paid or there shall have been deposited with the Senior Note Trustee pursuant to the Senior Note Indenture sufficient available funds to fully or partially pay the then due principal and/or interest on the Notes. Conversely, subject to the provisions of the Senior Note Indenture governing disbursement of funds following an event of default, payment by the Company to the Senior Note Trustee of the principal and interest on the Series X First Mortgage Bonds will be applied by the Senior Note Trustee to satisfy the Company's obligations with respect to the principal and interest on the Notes.

    Reference is made to "Description of Senior Notes -- Security; Release Date" in the accompanying Prospectus for a description of the circumstances under which all or part of the Senior Note Mortgage Bonds will cease to be held by the Senior Note Trustee as security for the Senior Notes. As explained in the Prospectus, the Senior Notes will cease to be secured by the Senior Note Mortgage Bonds on the Release Date and will become unsecured general obligations of the Company. However, the Senior Notes can become secured by certain property of the Company from and after the Release Date as explained in the Prospectus under the caption "Limitations on Liens."

LIMITATIONS ON LIENS

    The Supplemental Indenture provides that the covenant summarized in the accompanying Prospectus under "Description of Senior Notes -- Limitations on Liens" is applicable to the Notes.

PAYMENT OF PRINCIPAL AND INTEREST

    Each Note will bear interest from its original issue date (the "Original Issue Date") until the principal amount thereof shall have been paid or made available for payment. Interest on each Note will be payable semi-annually on each February 1 and August 1 (each an "Interest Payment Date"), except as otherwise indicated in the applicable Pricing Supplement, and at maturity; provided, however, that the first payment of interest on any Note with an Original Issue Date between a Record Date (as hereinafter defined) and an Interest Payment Date shall be made on the second Interest Payment Date succeeding the Original Issue Date, as specified in the applicable Pricing Supplement.

    Interest in respect of global notes will be payable by the Company to the Depositary and by the Depositary to its Participants. Payments to the beneficial owners of the global notes will be the responsibility of the Participants. (See "Description of Senior Notes -- Book-Entry Only System" in the accompanying Prospectus).

    Interest payable on certificated Notes will be payable to the persons in whose name such Notes are registered at the close of business on the Record Date with respect to each Interest Payment Date; provided, however, that interest payable at maturity will be payable to the persons to whom principal shall be payable.

    Unless otherwise specified in the applicable Pricing Supplement, (i) the "Record Date" with respect to any Interest Payment Date shall be the January 15 or July 15 (whether or not a Business Day), as the case may be, preceding such Interest Payment Date, and (ii) interest on each Note will be computed on the basis of a 360-day year of twelve 30-day months.

REDEMPTION

    The Pricing Supplement relating to each Note will indicate whether and under what circumstances such Note will be redeemable by the Company prior to maturity and the redemption price or prices, including premiums, if any, applicable thereto.

    In the case of any redemption of the Notes, notice thereof shall be provided by mail to the holders of the Notes being redeemed by first class mail, mailed not less than 30 days prior to the date fixed for redemption to the respective addresses of such holders as shown in the registry books for the Notes. Beneficial owners of the global notes issued will receive any such notice through Participants.

    The Pricing Supplement relating to each Note will indicate whether and under what circumstances such Note will be the subject of any sinking fund or analogous provisions.

REPAYMENT AT OPTION OF HOLDER

    The Pricing Supplement relating to each Note will indicate whether such Note will be repayable at the option of its registered holder, and, if so, the repayment price or prices and the time or times at which such option may be exercised. In order for a Note to be repaid, the Company must receive at its office or agency in New York City (currently, the Senior Note Trustee), within the period specified in the applicable Pricing Supplement, such Note with the form entitled "Option to Elect Repayment" on the reverse of, or otherwise accompanying, such Note duly completed. Any such election so received by the Company within such period shall be irrevocable. The repayment option may be exercised by the registered holder of a Note for less than the entire principal amount of such Note provided the principal amount which is to be repaid is equal to $1,000 or an integral multiple of $1,000 or such other minimum amount as specified in the applicable Pricing Supplement. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Note for repayment will be determined by the Company, whose determination will be final and binding. Beneficial owners of global notes must exercise this option through Participants.

                 SUPPLEMENTAL PLAN OF DISTRIBUTION OF THE NOTES

    Subject to the terms and conditions set forth in the Distribution Agreement, dated February 26, 1996 (the "Distribution Agreement"), the Notes are being offered, from time to time, on a continuous basis by the Company through the Agents, which have agreed to use their reasonable best efforts to solicit purchases of the Notes. The Company will have the right to accept or reject any proposed purchase of Notes in whole or in part. The Agents will have the right, in their discretion reasonably exercised, to reject any proposed purchase of Notes, in whole or in part. Payment of the purchase price of the Notes will be required to be made in immediately available funds. The Company will pay to the Agents commissions of from .225% to .850% of the principal amounts of Notes, depending upon maturities, for sales made through them as Agents. The Company may designate one or more additional Agents from time to time, provided that the commission payable to any such additional Agent with respect to any sale of a Note by such additional Agent does not exceed the commission that would be payable with respect to any sale of such Notes by an Agent named herein.

    The Company also may sell Notes to the Agents as principal for resale to investors or other purchasers at varying prices related to prevailing market prices at the time of resale, or otherwise, as determined by the Agents. Unless otherwise agreed upon at the time of sale, a Note sold to an Agent, as principal, will be purchased by the Agent at a price equal to 100% of its principal amount less a percentage equal to the commission applicable to an agency sale of a Note of like maturity. The Agents may resell any Note purchased by them as principal to dealers at prices determined by the Agents at the time of resale and may pay such dealer a commission not in excess of the commission received by the Agents from the Company. Such dealers may be deemed to be "underwriters" within the meaning of the Act. After the initial public offering of Notes to be resold at a fixed public offering price, the public offering price and discount may be changed.

    The Company has reserved the right to sell Notes directly on its own behalf. No commission will be payable on any Note sold directly by the Company.

    The Agents, whether acting as agent or principal, may be deemed to be "underwriters" within the meaning of the Act. The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Act. The Company also has agreed to reimburse the Agents for certain expenses.

    Each of the Agents, from time to time, may perform various investment banking services for the Company and its affiliates.

    The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. The Agents have informed the Company that they intend to make a market in the Notes, but are under no obligation to do so, and that such market making may be discounted at any time. No assurance can be given as to the existence of a secondary market for or the liquidity of the Notes.

PROSPECTUS

                                  $75,000,000

                                  SENIOR NOTES
                                       OF
                       PUBLIC SERVICE COMPANY OF OKLAHOMA

                                ---------------

    Public Service Company of Oklahoma (the "Company") intends to offer from time to time, in one or more series, up to $75,000,000 aggregate principal amount of debentures, notes or other evidences of indebtedness (the "Senior Notes") in amounts, at prices and on terms to be determined at the time of offering.

    The series designation, aggregate principal amount, maturity, interest rate and interest payment dates, redemption provisions, nature of any security for the Senior Notes, sinking fund provisions, initial public offering price and any other specific terms of each series of the Senior Notes in respect of which this Prospectus is being delivered, will be set forth in a Prospectus Supplement or Pricing Supplement (collectively, the "Prospectus Supplement") to be delivered at the time of the offering and sale of the Senior Notes. See "DESCRIPTION OF THE SENIOR NOTES" herein.

                            ------------------------

    The Senior Notes will be represented either by Global Notes registered in the name of The Depository Trust Company ("DTC"), as depositary ("Depositary"), or its nominee, or by securities in certificated form issued to the registered owners thereof, as set forth in the applicable Prospectus Supplement. Interests in the Global Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Global Notes will not be exchanged for certificated securities except in circumstances described therein or in the applicable Prospectus Supplement.

                            ------------------------

THESE  SECURITIES HAVE NOT  BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS   THE
   SECURITIES  AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    The Company may sell the Senior Notes in one or more series to or through underwriters or dealers designated from time to time through negotiation, or directly to other purchasers or through agents. The Prospectus Supplement applicable to any series of Senior Notes will set forth the initial public offering price, the proceeds to the Company, the names of any purchasers, underwriters or agents and any applicable discounts or commissions with respect to the Senior Notes being offered. See "PLAN OF DISTRIBUTION".

                            ------------------------

               THE DATE OF THIS PROSPECTUS IS FEBRUARY 23, 1996.

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, WITH RESPECT TO ANY SERIES OF SENIOR NOTES, THE PROSPECTUS SUPPLEMENT RELATING THERETO, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY OR THEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004; and at the Commission's Regional Offices at 500 West Madison St., Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

    It is the Company's current practice to prepare and mail to the holders of its Preferred Stock copies of the Company's annual financial reports. Such reports contain certain financial information that is examined and reported upon, with an opinion expressed, by the Company's independent public accountants. The Company is not required to and does not provide annual reports to the holders of its debt securities unless specifically requested by such a holder.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus.

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1994.

    2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995 and Form 10-Q/A for the quarter ended September 30, 1995.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Senior Notes shall be deemed to be incorporated by reference into this Prospectus from their respective dates of filing.

    THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER OF THE SENIOR NOTES, TO WHOM THIS PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE FOREGOING DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THE REGISTRATION STATEMENT INCORPORATES). WRITTEN OR TELEPHONE REQUESTS SHOULD BE DIRECTED TO STEPHEN D. WISE, DIRECTOR, FINANCE, CENTRAL AND SOUTH WEST CORPORATION, 1616 WOODALL RODGERS FREEWAY, DALLAS, TEXAS 75202, AS AGENT FOR THE COMPANY, TELEPHONE NUMBER (214) 777-1000.

                               PROSPECTUS SUMMARY

    THE FOLLOWING MATERIAL IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS, IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND IN THE DOCUMENTS, FINANCIAL STATEMENTS AND OTHER INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

                                  THE OFFERING

Company...........................  Public Service Company of Oklahoma

Amount and Type of Security.......  Not exceeding $75,000,000 of Senior Notes

Interest Payment Dates............  Semiannually on dates to be determined

Maturity Date.....................  To be determined

Redemption........................  To be determined

Security..........................  Secured by the Company's first mortgage bonds in the circumstances and to the extent described under the
                                    caption "DESCRIPTION OF SENIOR NOTES -- Security;
                                    Release Date"

Use of Proceeds...................  To redeem, or reimburse the Company's treasury for the redemption or repurchase of all or a portion of certain
                                    of the Company's first mortgage bonds, to repay
                                    short-term debt, to provide working capital or for other
                                    general corporate purposes

                                  THE COMPANY

Business..........................  A public utility engaged in the production, purchase, transmission, distribution and sale of electricity

Service Area......................  Approximately 30,000 square miles in Oklahoma

Population of Service Area
 (December 31, 1995)..............  Approximately 1,031,000

Customers (December 31, 1995).....  Approximately 473,000

                         SELECTED FINANCIAL INFORMATION

                             (DOLLARS IN THOUSANDS)

                                              TWELVE
                                              MONTHS
                                               ENDED          YEAR ENDED DECEMBER 31,
                                             DECEMBER    ----------------------------------
                                             31, 1995       1994        1993        1992
                                            -----------  ----------  ----------  ----------
                                            (UNAUDITED)
Operating Revenues........................   $ 690,823   $  740,496  $  707,536  $  622,092
Operating Income..........................     111,769       98,258      72,156      78,096
Net Income Before Cumulative Effect of a
 Change in Accounting Principles..........      81,828       68,266      40,496      45,562
Cumulative Effect of a Change in
 Accounting Principles....................      --           --           6,223      --
Net Income................................      81,828       68,266      46,719      45,562
Net Utility Plant.........................   1,330,376    1,304,518   1,246,938   1,211,741

                                                                           CAPITALIZATION AT
                                                                           DECEMBER 31, 1995
                                                                         ---------------------
                                                                              (UNAUDITED)
Long-Term Debt.........................................................  $ 379,250       42.8%
Preferred Stock........................................................     19,826        2.2
Common Equity..........................................................    487,511       55.0
                                                                         ---------      -----
                                                                         $ 886,587      100.0%
                                                                         ---------      -----
                                                                         ---------      -----

                                  THE COMPANY

    Public Service Company of Oklahoma, an Oklahoma corporation, is a public utility company engaged in the production, purchase, transmission, distribution and sale of electricity in eastern and southwestern Oklahoma. Central and South West Corporation ("CSW"), a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), owns all of the issued and outstanding Common Stock of the Company. The Company's executive offices are located at 212 East Sixth Street, Tulsa, Oklahoma 74119-1212, telephone number (918) 599-2000.

    RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED):

      TWELVE
   MONTHS ENDED                     YEAR ENDED DECEMBER 31,
   DECEMBER 31,      -----------------------------------------------------
       1995            1994       1993       1992       1991       1990
-------------------  ---------  ---------  ---------  ---------  ---------
          4.32            4.03       2.78       2.95       3.33       2.93

    For computation of the ratio: (i) earnings consist of operating income plus Federal and State income taxes, deferred income taxes and investment tax credits, other income and deductions, allowance for funds (both borrowed and equity) used during construction and the interest component of financing leases; and (ii) fixed charges consist of interest on long-term debt, amortization of debt, other interest and the interest component of financing leases.

                                USE OF PROCEEDS

    Unless otherwise specified in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Senior Notes offered hereby to redeem, or reimburse the Company's treasury for the redemption or repurchase of, all or a portion of certain series of the Company's outstanding first mortgage bonds, to pay costs associated with the issuance of the Senior Notes, to repay outstanding short-term borrowings, to provide working capital and for other general corporate purposes.

                          DESCRIPTION OF SENIOR NOTES

    GENERAL. The following description sets forth certain general terms and provisions of the Senior Notes to which any Prospectus Supplement may relate. The description does not purport to be complete and is subject to and qualified in its entirety by, all of the provisions of the Senior Note Indenture (as defined below), which is incorporated herein by reference and the form of which is an exhibit to the Registration Statement of which this Prospectus is a part. The particular terms of the Senior Notes offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Senior Notes so offered will be described therein. References to section numbers under this caption are references to the section numbers of the Senior Note Indenture.

    The Senior Notes will be issued under an indenture (the "Senior Note Indenture"), the form of which is an exhibit to the Registration Statement, between the Company and Liberty Bank and Trust Company of Tulsa, National Association, as trustee (the "Senior Note Trustee").

    There is no requirement under the Senior Note Indenture that future issues of debt securities of the Company be issued under the Senior Note Indenture, and the Company will be free to employ other indentures or documentation, containing provisions different from those included in the Senior Note Indenture or applicable to one or more issues of Senior Notes, in connection with future issues of such other debt securities.

    The Senior Note Indenture does not limit the aggregate principal amount of the Senior Notes that may be issued thereunder. Until the Release Date (as defined below), the Senior Notes will be secured by one or more series of the Company's first mortgage bonds issued and delivered by the Company to the Senior Note Trustee. See "Security; Release Date." FROM AND AFTER THE RELEASE DATE,

ANY SENIOR NOTES SECURED BY THE COMPANY'S FIRST MORTGAGE BONDS WHEN ISSUED WILL CEASE TO BE SECURED AS TO THE PAYMENT OF PRINCIPAL AND INTEREST, WILL BECOME UNSECURED GENERAL OBLIGATIONS OF THE COMPANY AND WILL RANK ON A PARITY WITH OTHER SENIOR UNSECURED INDEBTEDNESS OF THE COMPANY. The Senior Note Indenture provides that, in addition to the Senior Notes offered hereby, additional Senior Notes may be issued thereunder, without limitation as to aggregate principal amount, provided that, prior to the Release Date, the amount of Senior Notes that may be issued cannot exceed the amount of first mortgage bonds that the Company is able to issue under its Indenture dated July 1, 1945, between the Company and Liberty Bank and Trust Company of Tulsa, National Association, as trustee (the "First Mortgage Trustee"), as heretofore amended and as to be further amended in connection with the sale of each series of first mortgage bonds by a supplemental indenture (the "Supplemental Indenture") to be entered into in connection with the creation and issuance of the first mortgage bonds of any series (collectively the "First Mortgage Indenture"). See "DESCRIPTION OF SENIOR NOTE MORTGAGE BONDS -- Issuance of Additional Bonds."

    The Senior Note Indenture provides that the Senior Notes will be issued in one or more series as notes or debentures secured by the Company's first mortgage bonds or, in the circumstances described under the caption "Security; Release Date," as unsecured notes or debentures. The Senior Notes may be issued at various times and may have differing maturity dates and may bear interest at differing rates. The Prospectus Supplement applicable to each issue of Senior Notes will specify: (1) the designation and aggregate principal amount of such Senior Notes; (2) the date on which such Senior Notes will mature; (3) the interest rate or rates, or method of calculation of such rate or rates, on such Senior Notes, and the date from which such interest shall accrue; (4) the dates on which such interest will be payable; (5) the record dates for payments of interest; (6) any redemption terms; (7) the period or periods within which the price or prices at which and the terms and conditions upon which such Senior Notes may be repaid, in whole or in part, at the option of the holder thereof;
(8) the place or places, if any, in addition to or in the place of the office of the Trustee, where the principal of (and premium, if any) and interest, if any, on such Senior Notes shall be payable; and (9) other specific terms applicable to such Senior Notes. Unless otherwise indicated in the applicable Prospectus Supplement, the Senior Notes will be denominated in United States currency in minimum denominations of $1,000 and integral multiples thereof.

    Unless otherwise indicated in the applicable Prospectus Supplement, there are no provisions in the Senior Note Indenture or the Senior Notes that require the Company to redeem, or permit the holders to cause a redemption of, the Senior Notes or that otherwise protect the holders in the event that the Company incurs substantial additional indebtedness, whether or not in connection with a change in control of the Company. However, any change in control transaction that involves the incurrence of additional long-term indebtedness (as notes, first mortgage bonds or otherwise) by the Company in such a transaction would require approval of state utility regulatory authorities and, possibly, of federal utility regulatory authorities. Management believes that such approvals would be unlikely in any transaction that would result in the Company, or a successor to the Company, having a highly leveraged capital structure.

    REGISTRATION, TRANSFER, EXCHANGE AND FORM. Senior Notes of any series will be exchangeable for other Senior Notes of the same series of any authorized denominations and of a like aggregate principal amount and tenor. (Section 305)

    Unless otherwise indicated in the applicable Prospectus Supplement, Senior Notes may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer), at the office or agency maintained for such purpose with respect to any series of Senior Notes and referred to in the applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Senior Note Indenture. (Section 305)

    In the event of any redemption of Senior Notes of any series, the Senior Note Trustee will not be required to exchange or register a transfer of any Senior Notes of such series selected, called or being called for redemption except, in the case of any Senior Note to be redeemed in part, the portion thereof not to be so redeemed. (Section 305)

    BOOK-ENTRY ONLY SYSTEM. Each series of Senior Notes may be issued in the form of one or more global notes (the "Global Notes") representing all or part of such series of Senior Notes and which will be deposited with or on behalf of the Depositary and registered in the name of the Depositary or nominee of the Depositary. Certificated Senior Notes will not be exchangeable for Global Notes and, except under the circumstances described below, the Global Notes will not be exchangeable for certificated Senior Notes.

    The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Participants and by the New York Stock Exchange, Inc., the American Stock Exchange Inc. and the National Association of Securities Dealers, Inc. Access to The Depository Trust Company system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. The Rules applicable to the Depositary and its Participants are on file with the Commission.

    Upon the issuance of the Global Notes in registered form, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Senior Notes represented by the Global Notes to the accounts of Participants. The accounts to be credited shall be designated by the Underwriters. Ownership of beneficial interests in the Global Notes will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests by Participants in the Global Notes will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee. Ownership of beneficial interests in the Global Notes by persons that hold through Participants will be shown on, and the transfer of that ownership interest within such Participant will be effected only through, records maintained by such Participant. Owners of beneficial interests in the Global Notes will not receive written confirmation from the Depositary of their purchases, but they are expected to receive written confirmation providing details of the transactions, as well as periodic statements of their holdings, from the Participants through which they purchased beneficial interests in the Global Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Notes.

    So long as the Depositary, or its nominee, is the registered owner of the Global Notes, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Senior Notes represented by the Global Notes for all purposes under the Senior Note Indenture. Except as set forth below, owners of beneficial interests in the Global Notes will not be entitled to have Senior Notes registered in their names, will not receive or be entitled to receive physical delivery of the Senior Notes in definitive form and will not be considered the owner or holders thereof under the Senior Note Indenture.

    Payment of principal of, premium, if any, and any interest on the Senior Notes will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Notes representing the Senior Notes. None of the Company, the Senior Note Trustee, any paying agent or the registrar for the Senior Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company has been advised by the Depositary that, upon receipt of any payment of principal, premium or interest in respect of the Global Notes, the Depositary will credit immediately Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of the Depositary. The Company also expects that payments by Participants to owners of beneficial interests in the Global Notes held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such Participants.

    The Global Notes may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor. If the Depositary is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within ninety days, the Company will issue certificated notes in definitive registered form in exchange for the Global Notes representing the Senior Notes. In addition, the Company may at any time and in its sole discretion determine not to have any Senior Notes in registered form represented by one or more global notes and, in such event, will issue certificated notes in definitive form in exchange for the Global Notes representing the Senior Notes. In any such instance, an owner of a beneficial interest in the Global Notes will be entitled to physical delivery in definitive form of certificated Senior Notes represented by the Global Notes equal in principal amount to such beneficial interest and to have such certificated notes registered in its name.

    PAYING AGENTS. The Company will maintain an office or agency where Senior Notes may be presented or surrendered for payment. The Company will give prompt written notice to the Senior Note Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Senior Note Trustee with the address thereof, such presentations and surrenders may be made or served at the corporate trust office of the Senior Note Trustee, and, in such event, the Senior Note Trustee shall act as the Company's agent to receive all such presentations and surrenders. (Section 1002)

    All monies paid by the Company to a paying agent for the payment of principal of, interest or premium, if any, on any Senior Note which remain unclaimed at the end of two years after such principal, interest or premium shall have become due and payable will be repaid to the Company and the holder of such Senior Note will thereafter look only to the Company for payment thereof. (Section 1003)

    SECURITY; RELEASE DATE. Until the Release Date (as defined below), the Senior Notes will be secured by one or more series of the Company's first mortgage bonds ("Senior Note Mortgage Bonds") issued and delivered by the Company to the Senior Note Trustee (see "DESCRIPTION OF SENIOR NOTE MORTGAGE BONDS"). Upon the issuance of a series of Senior Notes prior to the Release Date, the Company will simultaneously issue and deliver to the Senior Note Trustee, as security for all Senior Notes, a series of Senior Note Mortgage Bonds that will have the same stated rate or rates of interest (or interest calculated in the same manner), interest payment dates, stated maturity date and redemption provisions, and will be in the same aggregate principal amount as the series of the Senior Notes being issued. (Section 1301) The Company's obligation to make payments of principal of, premium, if any, and interest on any series of Senior Note Mortgage Bonds shall be fully satisfied by making timely payments of principal of, premium, if any, and interest on the related series of Senior Notes. Conversely, payment by the Company to the Senior Note Trustee of principal of, premium and interest on, a series of Senior Note Mortgage Bonds will be applied by the Senior Note Trustee to satisfy the Company's obligations with respect to principal of, premium and interest on, the Senior Notes (Section 312). THE RELEASE DATE WILL BE THE DATE CHOSEN BY THE COMPANY WHICH MUST BE AFTER ALL FIRST MORTGAGE BONDS ("FIRST MORTGAGE BONDS") OF THE COMPANY ISSUED AND OUTSTANDING UNDER THE FIRST MORTGAGE INDENTURE (OTHER THAN SENIOR NOTE MORTGAGE BONDS) HAVE BEEN RETIRED (AT, BEFORE OR AFTER THE MATURITY THEREOF) THROUGH PAYMENT OR REDEMPTION (INCLUDING THOSE FIRST MORTGAGE BONDS DEEMED TO BE PAID WITHIN THE MEANING OF THE FIRST MORTGAGE INDENTURE). ON THE RELEASE DATE, THE SENIOR NOTE TRUSTEE WILL DELIVER TO THE COMPANY FOR CANCELLATION ALL SENIOR NOTE MORTGAGE BONDS AND THE COMPANY WILL CAUSE THE SENIOR NOTE TRUSTEE TO PROVIDE NOTICE TO ALL HOLDERS OF SENIOR NOTES OF THE OCCURRENCE OF THE RELEASE DATE. AS A RESULT, FROM AND AFTER THE RELEASE DATE, THE SENIOR NOTE MORTGAGE BONDS SHALL CEASE TO SECURE THE SENIOR NOTES, AND THE SENIOR NOTES WILL BECOME UNSECURED GENERAL OBLIGATIONS OF THE COMPANY. (Section
1310) Each series of Senior Note Mortgage Bonds will be a series of First Mortgage Bonds of the Company, all of which are secured by a mortgage on substantially all of the property owned by the Company. In certain circumstances prior to the Release Date, the Company is permitted to reduce the aggregate principal amount of a series of Senior Note Mortgage Bonds held by the Senior Note Trustee, but in no event to an amount lower than the aggregate outstanding principal amount of the series of Senior Notes initially issued contemporaneously with such Senior Note Mortgage Bonds. (Section 1308) Following the Release Date, the Company will cause the First Mortgage Indenture to be closed and the Company will not issue any additional First Mortgage Bonds under the First Mortgage Indenture. (Section 1310) While the Company will be precluded after the Release Date from issuing additional First Mortgage Bonds, the Company will not be precluded under the Senior Note Indenture or Senior Notes from issuing or assuming other secured debt, or incurring liens on its property, unless otherwise indicated in the applicable Prospectus Supplement.

    CONSOLIDATION, MERGER, CONVEYANCE, SALE OR TRANSFER. Nothing contained in the Senior Note Indenture prevents the Company from consolidating with or merging into another corporation or conveying, selling or otherwise transferring its properties and assets substantially as an entirety to any Person, provided that the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, sale or transfer the properties and assets of the Company substantially as an entirety expressly assumes (i) by an indenture supplemental thereto, executed and delivered to the Senior Note Trustee under the Senior Note Indenture, in form satisfactory to the Senior Note Trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Senior Notes and the performance of every covenant of the Senior Note Indenture on the part of the Company to be performed or observed, and (ii) if such consolidation, merger, conveyance, sale or transfer occurs prior to the Release Date, by an indenture supplemental to the First Mortgage Indenture, executed and delivered to the Senior Note Trustee and the First Mortgage Trustee, in form satisfactory to the Senior Note Trustee and the First Mortgage Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all of the Senior Note Mortgage Bonds and the performance of every covenant of the First Mortgage Indenture on the part of the Company to be performed or observed.

    LIMITATION ON LIENS. Nothing contained in the Senior Note Indenture or in the Senior Notes in any way restricts or prevents the Company or any subsidiary from incurring any indebtedness; provided that if this covenant is made applicable to the Senior Notes of any particular series, the Company will not, and will not permit any subsidiary to, issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed ("Debt") secured by a mortgage, lien, pledge, security interest or other encumbrance ("Mortgage") upon any property without effectively providing that the outstanding Senior Notes (together with, if the Company so determines, any other indebtedness or obligation then existing or thereafter created ranking equally with the Senior Notes) shall be secured equally and ratably with (or prior to) such Debt so long as such Debt shall be so secured. This restriction will not, however, apply to (a) Mortgages in existence on the date of the original issue of the Senior Notes to which this restriction is made applicable (including without limitation any obligations issued or incurred or to be issued or incurred under the First Mortgage Indenture); (b) Mortgages created solely for the purpose of securing Debt incurred to finance, refinance or refund the purchase price or cost (including the cost of construction) of property acquired after the date hereof (by purchase, construction or otherwise), or Mortgages in favor of guarantors of obligations or Debt representing, or incurred to finance, refinance or refund, such purchase price or cost, provided that no such Mortgage shall extend to or cover any property other than the property so acquired and improvements thereon; (c) Mortgages which secure only indebtedness owing by a subsidiary to the Company, to one or more subsidiaries, or to the Company and one or more subsidiaries; (d) Mortgages on any property or assets acquired from a corporation which is merged with or into the Company or any subsidiary, or any Mortgages on the property or assets of any corporation or other entity existing at the time such corporation or other entity becomes a subsidiary and, in either such case, is not created as a result of or in connection with or in anticipation of any such transaction (unless such Mortgage was created to secure or provide for the payment of any part of the purchase price of such corporation); (e) any Mortgage on any property or assets existing at the time of acquisition thereof and which is not created as a result of or in connection with or in anticipation of such acquisition (unless such Mortgage was created to secure or provide for the payment of any part of the purchase price of such property or assets); or (f) any extension, renewal or replacement of any Mortgage referred to in the foregoing clauses (a) through (e), provided that the principal amount of Debt so secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Mortgage shall be limited to all or part of substantially the same property which secured the Mortgage extended, renewed or replaced (plus improvements on such property). Notwithstanding the foregoing, the Company and one or more subsidiaries may issue, assume or guarantee Debt secured by Mortgages which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with the aggregate outstanding principal amount of all other Debt of the Company which would otherwise be subject to the foregoing restrictions (not including Debt permitted to be secured under clauses (a) through (f) above) does not at the time of issuance, assumption or guarantee thereof exceed ten percent of the Net Tangible Assets, which is defined as the total of all assets (including revaluations thereof as a result of commercial appraisals, price level restatement or otherwise) appearing on a balance sheet of the Company and its subsidiaries, net of applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of the current liabilities of the Company and its subsidiaries appearing on such balance sheet. The following types of transactions, among others, shall not be deemed to create Debt secured by Mortgages: Mortgages required by any contract or statute in order to permit the Company or a subsidiary to perform any contract or subcontract made by it with or at the request of a governmental entity or any department, agency or instrumentality thereof, or to secure partial, progress, advance or any other payments to the Company or any subsidiary by such governmental unit pursuant to the provisions of any contract or statute. (Section 1007)

    MODIFICATION OF THE SENIOR NOTE INDENTURE. The Senior Note Indenture contains provisions permitting the Company and the Senior Note Trustee, with the consent of the holders of not less than 50% in principal amount of the outstanding Senior Notes, of all series affected by the modification (voting as one class), to modify the Senior Note Indenture or any supplemental indenture or the rights of the holders of the Senior Notes of such series; provided that no such modification shall without the consent of the holders of each outstanding Senior Note affected thereby (a) change the fixed date upon which the principal of or the interest on any Senior Note is due and payable, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of an Original Issue Discount Security that would be payable upon a declaration of acceleration of the maturity thereof, or change any place of payment where, or the currency in which, any Senior Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any payment on or after the date such payment is due (or, in the case of redemption, on or after the date fixed for such redemption (the "Redemption Date")), or impair the interest of the Senior Note Trustee in the Senior Note Mortgage Bonds, or prior to the Release Date, reduce the principal amount of any series of Senior Note Mortgage Bonds to an amount less than the principal amount of the related series of Senior Notes or alter the payment provisions of such Senior Note Mortgage Bonds in a manner adverse to the Holders of the Senior Notes, or (b) reduce the aforesaid percentage of Senior Notes, the consent of the holders of which is required for any modification of the applicable Senior Note Indenture or for waiver by the holders of certain of their rights or (c) modify certain provisions of the Senior Note Indenture.
(Section 902) An Original Issue Discount Security means any security authenticated and delivered under the Senior Note Indenture which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the maturity thereof.

    The Senior Note Indenture also contains provisions permitting the Company and the Senior Note Trustee to amend the Senior Note Indenture in certain circumstances without the consent of the holders of any Senior Notes to evidence the merger of the Company, the replacement of the Senior Note Trustee and for certain other purposes.

    EVENTS OF DEFAULT. An Event of Default with respect to the Senior Notes is defined in the Senior Note Indenture as being: default for 30 days in payment of any interest of the Senior Notes; default for three days in payment of principal, including the payment of principal (or premium, if any) when due pursuant to any redemption provision of the Senior Notes; default in the performance, or breach, of any covenant or warranty of the Company in the Senior
Note Indenture and continuance of such default or breach for a period of 90 days after written notice is given to the Company by the Senior Note Trustee or to the Company and the Senior Note Trustee by the holders of 33 percent or more in aggregate principal amount of the Senior Notes; prior to the Release Date, a "default" as defined in the First Mortgage Indenture and the continuance of such default after written notice is given to the Senior Note Trustee by the First Mortgage Trustee, the Company or holders of 33 percent or more in aggregate principal amount of the Senior Notes; and certain events of bankruptcy, insolvency, reorganization, receivership or liquidation involving the Company. (Section 501) The Company will be required to file with the Senior Note Trustee annually an officers' certificate as to the absence of default in performance of certain covenants in the Senior Note Indenture, and will be required to notify the Senior Note Trustee of the occurrence of any default under the First Mortgage Indenture. (Section 1009) The Senior Note Indenture provides that the Senior Note Trustee may withhold notice to the holders of the Senior Notes of any default (except in payment of principal of, or interest on, the Senior Notes or in the payment of any sinking fund installment with respect to the Senior Notes) if the Senior Note Trustee in good faith determines that it is in the interest of the holders of the Senior Notes to do so. (Section 602) The Senior
Note Indenture provides that, if an Event of Default with respect to the Senior Notes specified therein shall have happened and be continuing, either the Senior Note Trustee or the holders of 33 percent or more in aggregate principal amount of the Senior Notes may declare the principal amount of all the Senior Notes to be due and payable immediately, but if the Company shall cure all defaults and certain other conditions are met, such declaration may be annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of the Senior Notes. (Section 502) Upon the Senior Notes being declared to be or becoming due and payable, the Senior Note Trustee can immediately file with the First Mortgage Trustee a written demand for redemption of all Senior Note Mortgage Bonds pursuant to the applicable provisions of the supplemental indenture to the First Mortgage Indenture. (Section 502)

    Subject to the provisions of the Senior Note Indenture relating to the duties of the Senior Note Trustee, the Senior Note Trustee will be under no obligation to exercise any of its rights or powers under the Senior Note Indenture at the request or direction of any of the holders of the Senior Notes, unless such holders shall have offered to the Senior Note Trustee reasonable indemnity. (Section 603)

Subject to such provision for indemnification, the holders of a majority in principal amount of the Senior Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Trustee, or exercising any trust or power conferred on the Senior Note Trustee with respect to the Senior Notes, provided that the Senior Note Trustee shall have the right to decline to follow any such direction if the Senior Note Trustee shall determine that the action so directed conflicts with any law or the provisions of the Senior Note Indenture or if the Senior Note Trustee shall determine that such action would be prejudicial to holders not taking part in such direction. (Section 512)

    DEFEASANCE. The Company, at its option, (a) will be Discharged from any and all obligations in respect of the Senior Notes (except in each case for certain obligations to register the transfer or exchange of Senior Notes, replace stolen, lost or mutilated Senior Notes, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain covenants of the Senior Note Indenture described under "-- Consolidation, Merger, Conveyance, Sale or Transfer" and, "-- Limitation of Liens" or to certain covenants relating to corporate existence and maintenance of properties and insurance, in each case, if (1) the Company irrevocably deposits with the Senior Note Trustee, in trust, (i) money or (ii) in certain cases, (A) U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount, or (B) a combination thereof, in each case sufficient to pay and discharge (x) the principal of (and premium, if any) and each installment of principal (and premium, if any) and interest, if any, on the outstanding Senior Notes on the dates such payments are due, in accordance with the terms of the Senior Notes, or to and including the Redemption Date irrevocably designated by the Company pursuant to the final sentence of this section and (y) any mandatory sinking fund payments applicable to the Senior Notes on the day on which payments are due and payable in accordance with the terms of the Senior Note Indenture and of the Senior Notes;
(2) no Event of Default or event which with notice or lapse of time would become an Event of Default (including by reason of such deposit) with respect to the Senior Notes shall have occurred and be continuing on the date of such deposit;
(3) the Company delivers to the Senior Note Trustee an opinion of counsel to the effect (i) that the holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance of certain obligations; (ii) that such provision would not cause any outstanding Senior Notes then listed on any national securities exchange to be delisted as a result thereof; and (iii) that the defeasance trust is not, or is registered as, an investment company under the Investment Company Act of 1940; and (4) the Company has delivered to the Senior Note Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Senior Note Indenture relating to the satisfaction and discharge of the Senior Notes have been complied with. (Sections 403, 1010) Discharged means, with respect to the Senior Notes, the discharge of the entire indebtedness represented by, and obligations of the Company under, the Senior Notes and in the satisfaction of all the obligations of the Company under the Senior Note Indenture relating to the Senior Notes, except (A) the rights of holders of the Senior Notes to receive, from the trust fund established pursuant to the Senior
Note Indenture, payment of the principal of and interest and premium, if any, on the Senior Notes when such payments are due, (B) the Company's obligations with respect to the Senior Notes with respect to registration, transfer, exchange and maintenance of a place of payment and (C) the rights, powers, trusts, duties, protections and immunities of the Senior Note Trustee under the Senior Note Indenture. (Section 101) If the Company has deposited or caused to be deposited money or U.S. Government Obligations to pay or discharge the principal of (and premium, if any) and interest, if any, on the outstanding Senior Notes to and including a Redemption Date on which all of the outstanding Senior Notes are to be redeemed, such Redemption Date shall be irrevocably designated by a Board of Directors resolution delivered to the Senior Note Trustee on or prior to the date of deposit of such money or U.S. Government Obligations, and such Board of Directors resolution shall be accompanied by an irrevocable Company request that the Senior Note Trustee give notice of such redemption in the name and at the expense of the Company not less than 30 nor more than 60 days prior to such Redemption Date in accordance with the Senior Note Indenture. (Sections 403,
1010)  U.S.  Government  Obligations  means  direct  obligations  of  the United

States for the payment of which its full faith and credit is pledged, or obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States and the payment of which is unconditionally guaranteed by the United States, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of a holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depositary receipt. (Section 101)

    VOTING OF SENIOR NOTE MORTGAGE BONDS HELD BY SENIOR NOTE TRUSTEE. The Senior Note Trustee, as a holder of Senior Note Mortgage Bonds, will attend any meeting of bondholders under the First Mortgage Indenture as to which it receives due notice, or, at its option, will deliver its proxy in connection therewith. Either at such meeting, or otherwise where the consent of holders of first mortgage bonds issued under the First Mortgage Indenture is sought without a meeting, the Senior Note Trustee will vote all of the Senior Note Mortgage Bonds held by it, or will consent with respect thereto, as directed by the holders of not less than a majority in aggregate principal amount of the outstanding Senior Notes; provided, however, the Senior Note Trustee may not vote the Senior Note Mortgage Bonds of any particular series in favor of, or give consent to, any action which, in the Senior Note Trustee's opinion, would materially adversely affect such series of Senior Note Mortgage Bonds in a manner not shared generally by all other Senior Mortgage Bonds, except upon notification by the Senior Note Trustee to the holders of the related series of Senior Notes of such proposal and consent thereto of the holders of a majority in principal amount of the outstanding Senior Notes of such series. (Section
1303)

    RESIGNATION OR REMOVAL OF SENIOR NOTE TRUSTEE. The Senior Note Trustee may resign at any time upon written notice to the Company specifying the day upon which the resignation is to take effect and such resignation will take effect immediately upon the later of the appointment of a successor Senior Note Trustee and such specified day. (Section 610)

    The Senior Note Trustee may be removed at any time by an instrument or concurrent instruments in writing delivered to the Senior Note Trustee and the Company and signed by the holders, or their attorneys-in-fact, of at least a majority in principal amount of the then outstanding Senior Notes. In addition, under certain circumstances, the Company may remove the Senior Note Trustee upon notice to the holder of each Senior Note outstanding and the Senior Note Trustee, and appointment of a successor Senior Note Trustee. (Section 610)

    NO RECOURSE AGAINST OTHERS. The Senior Note Indenture provides that no recourse for the payment of the principal of or any premium or interest on any Security or any Senior Note Mortgage Bond, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company, contained in the Senior Note Indenture or the First Mortgage Indenture or in any supplemental indenture, or in any Senior Note or any Senior Note Mortgage Bond, or because of the creation of any indebtedness represented thereby, will be had against any incorporator, stockholder, officer or director, as such, past, present or future of the Company or any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is expressly waived and released as a condition of, and in consideration for, the execution of the Senior Note Indenture and the issuance of the Senior Notes. Such waiver may not be effective to waive liabilities under the Federal securities laws and it is the view of the Commission that such a waiver is against public policy.

                       CONCERNING THE SENIOR NOTE TRUSTEE

    Liberty Bank and Trust Company of Tulsa, National Association is the Senior Note Trustee under the Senior Note Indenture. The Company maintains banking relationships with the Senior Note Trustee in the ordinary course of business. The Senior Note Trustee also acts as trustee for the Company's First Mortgage Bonds.

                   DESCRIPTION OF SENIOR NOTE MORTGAGE BONDS

    First Mortgage Bonds, including any series of Senior Note Mortgage Bonds issued as security for the Senior Notes, will be issued in one or more series under the Company's First Mortgage Indenture.

    The following statements, unless the context otherwise indicates, are brief summaries of certain provisions of the First Mortgage Indenture. Such statements make use of defined terms, are not complete and are subject to all the provisions of the First Mortgage Indenture. The First Mortgage Indenture is in part filed as an exhibit to, and in part incorporated by reference in, the Registration Statement of which this Prospectus is a part.

    GENERAL. Senior Note Mortgage Bonds will be issuable in definitive fully registered form without coupons, in denominations of $1,000 or in integral multiples thereof. Principal, premium, if any, and interest on the Senior Note Mortgage Bonds will be payable at the office or agency of the Company in the City of New York, State of New York. The Senior Note Mortgage Bonds are exchangeable and transferable as provided in the First Mortgage Indenture and without charge therefor, except for any stamp tax or other governmental charge; provided, that the Company (a) shall not register, exchange or transfer Senior Note Mortgage Bonds during the ten days preceding any interest payment date thereof and (b) shall not be required to register, exchange or transfer Senior Note Mortgage Bonds during the period beginning ten days preceding any date for selection of Senior Note Mortgage Bonds to be called for redemption and ending on the date of the giving of the relevant notice of redemption and, as to Senior Note Mortgage Bonds selected for redemption, from and after the date of such selection.

    DEBT RETIREMENT. The Debt Retirement provisions, if any, for each series of Senior Note Mortgage Bonds will be described in the Prospectus Supplement relating thereto. First Mortgage Bonds of Series J, K and L outstanding under the First Mortgage Indenture on the date of this Prospectus provide that, during each 12-month period specified in the First Mortgage Indenture, the Company will
(a) retire, or pay to the First Mortgage Trustee a sum of money sufficient to redeem and retire, 1% of the greatest principal amount of the First Mortgage Bonds of such series outstanding at any time between the end of such period and the day before the date of the Supplemental Indenture relating to such series of First Mortgage Bonds (the "Supplemental Indenture Date") or (b) to the extent that First Mortgage Bonds of such series are not so retired or cash so deposited, make and certify to the First Mortgage Trustee $1,666.67 of net expenditures for bondable property on which the First Mortgage Indenture is a first lien, subject only to permitted encumbrances and liens and prepaid liens, for each $1,000 of First Mortgage Bonds of such series otherwise required to be retired. Unused net expenditures for bondable property and, as applied to each such series of First Mortgage Bonds, unused excess retirements of First Mortgage Bonds of that series, may be used to satisfy the foregoing provisions.

    MAINTENANCE AND RENEWAL. The First Mortgage Indenture provides that so long as there are outstanding any First Mortgage Bonds of a series issued prior to Series N, the Company will expend during each calendar year, and certify to the First Mortgage Trustee, an amount equal to at least 15% of its utility operating revenues for such year, after deducting from such revenues the costs of electricity purchased for resale, for (1) the maintenance and repair of its mortgaged utility properties, (2) the construction or acquisition of bondable property on which the First Mortgage Indenture is a first lien, subject only to permitted encumbrances and liens and prepaid liens, or (3) the retirement, through purchase or payment, of First Mortgage Bonds issued under the First Mortgage Indenture, or redemption of First Mortgage Bonds issued under the First Mortgage Indenture that are subject to redemption; and that, so long as any First Mortgage Bonds of Series F through M are outstanding, the expenditures to be made for the purposes stated in clauses
(2) and (3) must equal at least 2 1/4% (unless modified upon application to the Commission) of the average amount of depreciable property of the Company. At any time when no First Mortgage Bonds of such prior series are outstanding, but so long as First Mortgage Bonds of Series N through W are outstanding, the Indenture requires that expenditures of at least 3% (unless modified upon application to the Commission) of the average amount of bondable depreciable property be made for the purposes stated in clauses (2) and (3). If the required expenditures for the foregoing purposes are not so made, the Company shall deposit with the First Mortgage Trustee cash to the extent of any deficiency, after deducting (subject to the terms of the First Mortgage Indenture) any eligible credit for unused excess expenditures previously made for such purposes. Such cash may be applied to the redemption at the applicable General Redemption Price or to the repurchase of First Mortgage Bonds or withdrawn to the extent of 100% of either net expenditures or excess gross expenditures for such bondable property.

    The First Mortgage Indenture also provides that (a) the Company shall maintain the mortgaged properties in good repair, working order and condition,
(b) the First Mortgage Trustee may, and if requested by holders of a majority in principal amount of all outstanding First Mortgage Bonds and furnished with funds therefor shall, cause such properties to be inspected by an independent engineer (not more often than at five-year intervals) to determine whether they have been so maintained and whether any property, not retired on the Company's books, should be classified as retired for the purpose of computing net expenditures for bondable property or otherwise under the First Mortgage Indenture, and (c) the Company shall make good any deficiency in maintenance disclosed by such engineer's report as rendered or as modified by arbitration.

    SECURITY. The Senior Note Mortgage Bonds of any series will be secured by the lien of the First Mortgage Indenture and will rank equally with all First Mortgage Bonds at any time outstanding under and secured by the First Mortgage Indenture, except as to differences between series permitted by the First Mortgage Indenture and not affecting the rank of the lien. The First Mortgage Indenture will constitute a first mortgage lien, subject only to permitted encumbrances and liens and prepaid liens, on all or substantially all the permanent fixed properties, other than excepted property, owned by the Company. The First Mortgage Indenture contains provisions subjecting after-acquired property, other than excepted property, to the lien thereof. Such provisions may not be effective as to property or proceeds acquired subsequent to the filing of any case under the Bankruptcy Code. The First Mortgage Indenture excepts from the lien thereof all cash, securities, accounts and bills receivable, choses in action and certain judgments not deposited with, assigned to or pledged with the First Mortgage Trustee, all tangible personal property held for sale, rental or consumption in the ordinary course of business, the last day of each term under any lease of property, all oil, gas and mineral leaseholds, interests and estates, gas gathering lines and certain real estate described therein.

    ISSUANCE OF ADDITIONAL FIRST MORTGAGE BONDS. The First Mortgage Indenture provides that the aggregate principal amount of First Mortgage Bonds of all series that may be outstanding thereunder at any one time shall not exceed $600,000,000. Such amount may be increased from time to time by action of the Board of Directors and the stockholder of the Company as provided in the First Mortgage Indenture. An aggregate of $380,000,000 in principal amount of First Mortgage Bonds was outstanding under the Indenture on January 31, 1996.

    Additional First Mortgage Bonds, of a new or an existing series, may be issued from time to time under the First Mortgage Indenture, subject to the terms thereof, in a principal amount equal to: (a) 60% of eligible net expenditures made by the Company for bondable property constructed or acquired by it on or after July 1, 1945, and on which the First Mortgage Indenture is a first lien, subject only to permitted encumbrances and liens and prepaid liens,
(b) the principal amount of First Mortgage Bonds previously authenticated under the First Mortgage Indenture and which have been retired or for the retirement of which the First Mortgage Trustee holds the necessary funds, other than First Mortgage Bonds made ineligible for the purpose by the terms of the First Mortgage Indenture (which First Mortgage Bonds so made ineligible include First Mortgage Bonds retired through the operation of the debt retirement and the maintenance and renewal provisions of the First Mortgage Indenture), and (c) the amount of money deposited with the First Mortgage Trustee for the purpose, which money may be applied to the retirement of First Mortgage Bonds or may be withdrawn in lieu of authentication of an equivalent principal amount of First Mortgage Bonds under the First Mortgage Indenture provisions referred to in clauses (a) and (b). Net expenditures for bondable property are determined as provided in the First Mortgage Indenture. In general, bondable property, the net expenditures for which are eligible as a basis for issuance of additional First Mortgage Bonds, means any electric utility plant, property or equipment owned by the Company on July 1, 1945, or constructed or acquired by it on or after that date which is used or useful in its utility business and which the Company has lawful power to own and operate.

    No additional First Mortgage Bonds may be authenticated under the First Mortgage Indenture provisions referred to in clauses (a) and (c) above, and no First Mortgage Bonds bearing a higher rate of interest than the First Mortgage Bonds for the retirement of which they are to be issued may be authenticated under the First Mortgage Indenture provisions referred to in clause (b) above, more than five years before maturity of the First Mortgage Bonds to be retired, unless, in each case, net earnings of the Company for a 12-month period ending within 90 days preceding such authentication were at least equal to twice the interest for one year on (1) all of the First Mortgage Bonds of all series to be outstanding under the First Mortgage Indenture immediately after such authentication, other than First Mortgage Bonds for the retirement of which the First Mortgage Trustee holds the necessary funds, and (2) all other indebtedness then secured by a lien equal or prior to the First Mortgage Indenture on property of the Company, except any of such indebtedness then held in pledge under such lien or by the First Mortgage Trustee and except prepaid liens. Net earnings for the period in question are determined by deducting from total gross earnings and income all operating expenses for the period, including taxes other than income taxes, rentals and insurance and all charges or provisions for maintenance and repairs and for depreciation, retirements, renewals, replacements and amortization, provided that charges or provisions to be deducted for such purposes shall aggregate at least the amount required to be certified in connection with the maintenance and renewal fund under the First Mortgage Indenture, described under "Maintenance and Renewal" above. Such net earnings are also subject to any adjustment required by the First Mortgage Indenture.

    Based on the bondable property test described above, which is currently the most restrictive of the First Mortgage Indenture's issuance tests, and without taking into account the retirement of any First Mortgage Bonds with the proceeds of the Senior Notes, the Company, as of December 31, 1995, could have issued approximately $51,056,691 principal amount of additional First Mortgage Bonds.

    The Company anticipates that the Senior Note Mortgage Bonds will be authenticated under the First Mortgage Indenture against retired First Mortgage Bonds of prior series, to the extent available, or against unused net expenditures for bondable property to the extent permitted in the First Mortgage Indenture. At December 31, 1995, approximately $80,700,000 principal amount of previously retired First Mortgage Bonds were available for authentication of additional First Mortgage Bonds and such unused net expenditures aggregated approximately $85,094,485.

    ACQUISITION OF PROPERTY SUBJECT TO A PRIOR LIEN. The First Mortgage Indenture provides that the Company will not acquire any property of a value in excess of $500,000 which at the time of acquisition is subject to a lien equal or prior to the First Mortgage Indenture (other than permitted encumbrances and liens and prepaid liens) unless at that time (a) the principal amount of all outstanding obligations secured by such equal or prior lien shall not exceed 60% of the fair value of any bondable property so acquired and (b) the net earnings derived from the operations of such property during a 12-month period ending within 90 days immediately preceding such acquisition were equal to at least twice the annual interest charge on such obligations, except obligations owned by the Company or obligations for the retirement of which funds are deposited under such lien or with the First Mortgage Trustee.

    LIMITATIONS OF DIVIDENDS ON COMMON STOCK. Dividend restrictions dependent upon earned surplus are binding on the Company so long as certain prior series of the Company's First Mortgage Bonds are outstanding. The First Mortgage Indenture provides in effect that, so long as any First Mortgage Bonds of Series R or a prior series are outstanding, the aggregate amount of all dividends and distributions on the Common Stock of the Company on and after the Supplemental Indenture Date for such series, except dividends payable in shares of Common Stock of the Company or in cash where concurrently with the payment thereof an amount at least equal to such dividends is received in cash as a capital contribution or as the proceeds from the sale of Common Stock, shall not exceed the sum of (a) the earned surplus of the Company earned on and after the Supplemental Indenture Date for such series, (b) its earned surplus at the Supplemental Indenture Date for such series, and (c) such additional amount as may be approved by the Commission. In determining earned surplus on and after the Supplemental Indenture Date for such series for such purpose, deductions are required to be made for depreciation, retirements, renewals, replacements and amortization as required in computing net earnings as set forth in the next to last sentence of the third paragraph under the subheading "Issuance of Additional First Mortgage Bonds" above.

    The Indenture also provides in effect that, so long as First Mortgage Bonds of Series J through M are outstanding, dividends or other distributions on Common Stock (other than in stock) may be paid only out of the surplus earned during the period from July 1, 1945, to the date of such dividend or distribution, after giving effect in the calculation of such surplus to expenditures for maintenance and repairs and provisions for depreciation of the mortgaged properties during such period of at least 15% of the Company's total utility operating revenues for the period, after deducting from such revenues the cost of electricity purchased for resale; provided that so long as any First Mortgage Bonds of Series F through M are outstanding, in calculating such surplus the total amounts expended for bondable property and the retirement of First Mortgage Bonds shall equal not less than 2 1/4% (unless modified by the Commission) of the average amount of depreciable property.

    MODIFICATIONS OF INDENTURE. The First Mortgage Indenture may be amended, by supplemental indenture without the consent of bondholders, for various purposes specified therein, including the making of any change in the First Mortgage Indenture effective only with respect to First Mortgage Bonds authenticated after the execution of such supplemental indenture and only if such change would not adversely affect First Mortgage Bonds then outstanding, and the making of any other change not inconsistent with the terms, and which would not impair the security of the First Mortgage Indenture. The Supplemental Indenture creating the First Mortgage Bonds of Series M amended the First Mortgage Indenture, effective upon the retirement or redemption, or the consent of the holders, of all outstanding First Mortgage Bonds of all series issued prior to the First Mortgage Bonds of Series M, by providing that with the consent of the holders of not less than 66 2/3% in principal amount of First Mortgage Bonds then outstanding under the First Mortgage Indenture may be amended in any respect, except that without the consent of the holder of each outstanding First Mortgage Bond affected thereby no such amendment shall, among other things, (i) extend the time for, reduce or otherwise affect the terms of any payment of the principal or of interest or premium on any First Mortgage Bond, (ii) permit the creation of any lien ranking prior to or on a parity with the lien of the First Mortgage Indenture, other than permitted encumbrances and liens and prepaid liens, (iii) reduce the percentage in principal amount of First Mortgage Bonds the consent of the holders of which is required for any such amendment, (iv) impair the right of any bondholder to institute suit for the enforcement of any payment in respect of his First Mortgage Bonds or (v) deprive any non-assenting bondholders of a lien upon the mortgaged property for the security of his First Mortgage Bonds.

    HIGHLY LEVERAGED TRANSACTIONS. Certain provisions of the First Mortgage Indenture may provide holders of the Senior Note Mortgage Bonds with some protection in the event of a highly leveraged transaction. These provisions are described in more detail in this Prospectus under the following headings under "Description of Senior Note Mortgage Bonds":

           Security:   A description  of the  first mortgage  lien securing  the
       Senior Note Mortgage Bonds and the limited exceptions from the lien.

           Issuance of Additional First Mortgage Bonds: A description of limitations on the issuance of additional First Mortgage Bonds, including 60% of eligible net expenditures for bondable property, the principal amount of retired First Mortgage Bonds, or cash deposited with the First Mortgage Trustee, subject to the applicability of an earnings coverage test.

           Limitations on Dividends on Common Stock: A description of dividend limitations applicable so long as certain series of the Company's First Mortgage Bonds are still outstanding.

           Modifications of Indenture: An explanation of the circumstances under which the First Mortgage Indenture may be modified, including amendments requiring either a 66 2/3% vote of outstanding First Mortgage Bonds or a unanimous vote.

    The First Mortgage Indenture also provides that any merger of the Company or conveyance of all or substantially all of its property shall not impair the lien of the First Mortgage Indenture. Any successor to the Company shall assume the obligations of the Company under the First Mortgage Indenture.

    Additionally, any change in control transaction that involves the incurrence of additional long-term indebtedness (as notes, first mortgage bonds or otherwise) by the Company in such a transaction would require approval of state utility regulatory authorities and, possibly, of federal utility regulatory authorities. Management believes that such approvals would be unlikely in any transaction that would result in the Company, or a successor to the Company, having a highly leveraged capital structure.

    DEFAULTS. The First Mortgage Indenture includes as events of default: any default in payment of principal of any First Mortgage Bonds at maturity or otherwise; any default continued for 60 days in payment of interest thereon; any default in payment of principal or interest on prior lien bonds continued beyond any applicable grace period; any adjudication of bankruptcy, appointment of receiver, filing of petition in voluntary bankruptcy or admission of insolvency by or with respect to the Company; and any default continued for 90 days after notice from the First Mortgage Trustee in the performance of any covenant or condition in the First Mortgage Indenture or with respect to any prior lien. The Company is required to give periodic certificates as to the absence of a default and compliance with the terms of the First Mortgage Indenture, and must also give certificates to such effect in connection with the authentication of additional First Mortgage Bonds or withdrawal of cash under the First Mortgage Indenture. The First Mortgage Trustee is not required to take action with respect to a default except upon written request of the holders of not less than a majority in principal amount of outstanding First Mortgage Bonds under the First Mortgage Indenture. No holder shall have the right to exercise any right in respect of the First Mortgage Indenture, unless the Trustee shall have refused to take action requested by holders of 25% in principal amount of outstanding First Mortgage Bonds under the First Mortgage Indenture and upon the tender of security and indemnity satisfactory to the Trustee against all costs and liabilities which might be incurred by reason of the taking of such action. The First Mortgage Indenture provides that the First Mortgage Trustee may withhold notice to bondholders of any default (except in payment of the principal of or interest on any First Mortgage Bonds or in the making of any sinking fund or similar payment) if it considers such withholding to be in the interest of bondholders.

                                 LEGAL OPINIONS

    Legal opinions relating to the validity of the Senior Notes will be given by Milbank, Tweed, Hadley & McCloy, 1 Chase Manhattan Plaza, New York, New York 10005, counsel for the Company, and Sidley & Austin, One First National Plaza, Chicago, Illinois 60603, counsel for the Underwriters. Sidley & Austin has represented Central and South West Corporation and affiliates of Central and South West Corporation from time to time in connection with certain legal matters.

                                    EXPERTS

    The audited financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated February 13, 1995, with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                              PLAN OF DISTRIBUTION

    The Company may sell the Senior Notes offered hereby (i) through negotiation with one or more underwriters; (ii) through one or more agents designated from time to time; (iii) directly to purchasers; or (iv) through any combination of the above. The distribution of the Senior Notes may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. A Prospectus Supplement or a supplement thereto will describe the method of distribution of the Senior Notes of any series.

    If an underwriter or underwriters are utilized in the sale, the Company will execute an underwriting agreement, distribution agreement or similar agreement with such underwriters prior to the time of sale, and the names of the underwriters of the transaction will be set forth in the Prospectus Supplement or a supplement thereto relating to such sale. If an underwriting agreement is executed, the Senior Notes will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. Unless otherwise indicated in the Prospectus Supplement, the underwriting or purchase agreement will provide that the underwriter or underwriters are obligated to purchase all of the Senior Notes offered in the Prospectus Supplement if any are purchased.

    If any of the Senior Notes are sold through an agent or agents designated by the Company from time to time, the Prospectus Supplement or a supplement thereto will name any such agent, set forth any commissions payable by the Company to any such agent and the obligations of such agent with respect to the Senior Notes. Unless otherwise indicated in the Prospectus Supplement or a supplement thereto, any such agent will be acting on a best efforts basis for the period of its appointment.

    The Senior Notes of any series, when first issued, will have no established trading market. Any underwriters or agents to or through whom Senior Notes are sold by the Company for public offering and sale may make a market in such Senior Notes, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Senior Notes.

    In  connection  with  the  sale   of  the  Senior  Notes,  any   purchasers,
underwriters or agents may receive compensation from the Company or from purchasers in the form of concessions or commissions. The underwriters will be, and any agents and any dealers participating in the distribution of the Senior Notes may be, deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Act"). The agreement between the Company and any purchasers, underwriters or agents will contain reciprocal covenants of indemnity, and will provide for contribution by the Company in respect of its indemnity obligations, between the Company and the purchasers, underwriters, or agents against certain liabilities, including liabilities under the Act.

    Certain of the underwriters or agents and their associates may engage in transactions with, or perform services for, the Company and its affiliates in the ordinary course of business.

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  NO  DEALER, SALESPERSON OR  ANY OTHER PERSON  HAS BEEN AUTHORIZED  TO GIVE ANY
INFORMATION, OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS OR THE DOCUMENTS INCORPORATED BY REFERENCE THEREIN OR HEREIN, IN CONNECTION WITH THE OFFER CONTAINED IN THIS
PROSPECTUS   SUPPLEMENT  AND  THE  PROSPECTUS,  AND,  IF  GIVEN  OR  MADE,  SUCH
INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE AGENTS. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE PROSPECTUS CONSTITUTES AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED IN EITHER IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                   ---------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                    PAGE
                                                    -----
Recent Developments............................         S-2
Incorporation of Certain Documents by
 Reference.....................................         S-2
Description of the Notes.......................         S-2
Supplemental Plan of Distribution of the
 Notes.........................................         S-4

                         PROSPECTUS

Available Information..........................           2
Incorporation of Certain Documents by
 Reference.....................................           2
Prospectus Summary.............................           3
The Company....................................           5
Use of Proceeds................................           5
Description of Senior Notes....................           5
Concerning the Senior Note Trustee.............          14
Description of the Senior Note Mortgage
 Bonds.........................................          14
Legal Opinions.................................          18
Experts........................................          19
Plan of Distribution...........................          19

                                  $75,000,000

                             PUBLIC SERVICE COMPANY
                                  OF OKLAHOMA

                          MEDIUM-TERM NOTES, SERIES A
                              DUE 9 MONTHS OR MORE
                               FROM DATE OF ISSUE

                                   ---------

                             PROSPECTUS SUPPLEMENT

                               FEBRUARY 26, 1996

                             (INCLUDING PROSPECTUS
                            DATED FEBRUARY 23, 1996)
                                   ---------

                               SMITH BARNEY INC.

                              MORGAN STANLEY & CO.
                                   INCORPORATED

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